Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-106861 and 333-132925) pertaining to the 2003 and 2005 Stock Incentive Plans of Cavco Industries, Inc. of our reports dated June 11, 2013, with respect to the consolidated financial statements of Cavco Industries, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Cavco Industries, Inc., included in this Annual Report (Form 10-K) for the year ended March 30, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona
June 11, 2013